Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS FIRST QUARTER 2025 RESULTS

Company’s first quarter net sales, adjusted for Easter holiday shift, increased 2.7 percent

Sunbury, PA (May 7, 2025) – Weis Markets, Inc. (NYSE: WMK) today reported its financial results for the 13-week first quarter ended March 29, 2025.

“Our first quarter 2025 results, adjusted for the year-over-year Easter holiday shift, are in line with our expectations despite the challenges of an uncertain macroeconomic environment,” said Weis Markets, Inc. Chairman, President, and CEO Jonathan H. Weis. “During the quarter, our net sales benefited from significant regional weather events, continuing product price investments, and the increased tempo of our loyalty marketing rewards program. In addition, we continue to make strategic cost investments in our associates and technologies that improve efficiencies and enhance customer experience. We remain truly grateful to our associates for their efforts to provide excellent service to our customers.”

First Quarter 2025 Results

Net sales and other revenue totaled $1.20 billion for the 13-week first quarter ended March 29, 2025, compared to $1.18 billion for the same period in 2024, up 1.6 percent. The Company estimates its net sales, adjusted for the $14.0 million shift of the Easter holiday occurring in the first quarter in 2024 compared to the second quarter in 2025, were up 2.7 percent. Unadjusted first quarter comparable store sales excluding fuel increased 1.0 percent on an individual year-over-year basis and increased 4.3 percent on a two-year stacked basis.

The Company’s first quarter net income totaled $20.48 million compared to $23.17 million in 2024, down 11.6 percent. First quarter earnings per share totaled $0.76 compared to $0.86 per share for the same period in 2024.

Annual Meeting of Shareholders

Weis Markets, Inc. held its Annual Meeting of Shareholders in Sunbury, Pennsylvania, on May 1, 2025. At the meeting, Chairman, President, and CEO Jonathan H. Weis reviewed the Company’s results and growth including record investments in its long-term capital expenditure program which are designed to generate opportunities for its associates and enhance shareholder value.

“In 2024, we completed work on 17 projects including six major remodels, nine minor remodels, and two fuel centers,” said Mr. Weis. “In 2025, we are building four new stores, our first since 2022, and expect to open three by the end of this year and the fourth early in 2026. Each store will be over 60,000-square feet with new features, expansive fresh departments, fuel centers, and sustainable technologies. Three are located in the Maryland communities of Lake Linganore, Charlotte Hall, and Waldorf while the fourth is in Middletown, Delaware.”

Quarterly Cash Dividend

The Weis Markets, Inc. Board of Directors declared on May 1, 2025, a quarterly cash dividend of $0.34 per share to shareholders of record as of May 12, 2025, payable on May 27, 2025.

###

About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 198 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this Form 10-Q report may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; tariffs and trade policies; business conditions and trends in the retail industry; the regulatory environment; rapidly changing technology, including cybersecurity and data privacy risks, and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect Management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because Management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

###

WEIS MARKETS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

First Quarter – 2025

(Unaudited)

	13 Weeks Ended
(amounts in thousands, except shares and per share amounts)	March 29, 2025	March 30, 2024
Net sales	$1,196,805	$1,178,168
Other revenue	3,971	4,037
Total revenue	1,200,776	1,182,205
Cost of sales, including advertising, warehousing and distribution expenses	901,274	887,194
Gross profit on sales	299,502	295,011
Operating, general and administrative expenses	276,466	267,647
Income from operations	23,036	27,364
Investment income (loss) and interest expense	4,411	5,552
Other income (expense)	357	(1,401)
Income before provision for income taxes	27,804	31,514
Provision for income taxes	7,326	8,349
Net income	$20,478	$23,165

Weighted-average shares outstanding, basic and diluted	26,898,443	26,898,443
Cash dividends per share	$0.34	$0.34
Basic and diluted earnings per share	$0.76	$0.86

WEIS MARKETS, INC.

INDIVIDUAL YEAR-OVER-YEAR ANALYSIS OF SALES

First Quarter – 2025

(Unaudited)

Percentage Change
2025 vs. 2024
March 29, 2025	13 Weeks Ended
Net sales, excluding fuel	1.5%
Net sales	1.6
Net sales, adjusted for Easter shift	2.7
Comparable store sales, excluding fuel (individual year)	1.0
Comparable store sales (individual year)	0.9
Comparable store sales, adjusted for Easter shift (individual year)	2.1%

WEIS MARKETS, INC.

TWO-YEAR STACKED COMPARABLE STORE SALES

First Quarter – 2025

(Unaudited)

	Percentage Change
	13 Weeks Ended
March 29, 2025	2025 vs. 2024	2024 vs. 2023
Comparable store sales, excluding fuel (individual year)	1.0%	3.3%
Comparable store sales, excluding fuel (two-year stacked)	4.3
Comparable store sales (individual year)	0.9	3.1%
Comparable store sales (two-year stacked)	4.0
Comparable store sales, adjusted for Easter shift (individual year)	2.1%